UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

STRATEGIC REALTY TRUST, INC.
(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

MARC SLAVNY

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains (i) a letter sent by Anthony W. Thompson to representatives of certain stockholders of Strategic Realty Trust, Inc. (the “Company”) on October 16, 2013, (ii) a press release sent by Centaurus Financial Inc. on October 16, 2013 and (iii) a letter sent by Centaurus Financial Inc. to representatives of certain stockholders of the Company on October 16, 2013.

1

From the desk of

ANTHONY W. THOMPSON

Chief Executive Officer

Thompson National Properties, LLC

October 16, 2013

Dear Representative,

First, I want to thank you for recommending the Strategic Realty Trust, Inc. (SRT) as a sound investment for your clients.  We appreciate you placing your trust, confidence and your client’s money with our team of professionals at TNP over the last five years.

TNP has delivered significant and measurable results for SRT shareholders by investing in value add grocery anchored retail properties with strong anchor tenants. TNP delivered current competitive distributions through Jan 2013 until Glenborough and the Special Committee discontinued payments in March.  We are not deterred by economic challenges.

From the beginning, the strengths of TNP were built on:

•                  Strong fundamentals,

•                  Significant growth opportunities,

•                  Rising occupancy rates,

We must ensure SRT is properly led and managed.

Like many of you, I am deeply concerned about the direction SRT is headed under the troubling leadership of a few board members and their hand-picked adviser, Glenborough, who took control without shareholders’ approval.

Recently, those board members have made very poor choices and wasteful spending decisions with your client’s investment.  Fortunately, I believe we can turn things around quickly and prevent SRT from continuing to head down this disastrous path.

In the coming weeks we plan on sending you a solicitation statement to demand a shareholder meeting.  We would like your assistance encouraging your clients to immediately sign the orange written request card enclosed in the consent solicitation statement upon receipt.  As shareholders, your clients have the power to call a long overdue shareholder meeting and elect new independent leadership who will work to protect their investment.

I have enclosed a copy of an open letter to shareholders distributed by a group that includes some of the largest investors in SRT expressing their concerns and calling for this action.

Please feel free to contact me by phone with any questions regarding this issue.

Sincerely,

ANTHONY W. THOMPSON

Chief Executive Officer

tt@tnpre.com

(714) 656-0600 ext. 188

From the desk of

ANTHONY W. THOMPSON

Chief Executive Officer

Thompson National Properties, LLC

Important Additional Information Regarding the Solicitation

This letter is not a solicitation of proxies, consents or requests, and stockholders are not being asked to provide proxies, consents or requests to the SRT Shareholders Coalition (the “Coalition”) at this time. Any solicitation of proxies, consents or requests will only be pursuant to a proxy statement and other proxy materials to be filed with the Securities and Exchange Commission (the “SEC”) at a later date.

In connection with its solicitation of written requests (the “solicitation”) to demand a special meeting of stockholders of SRT, the Coalition has filed a preliminary solicitation statement with the SEC to solicit written requests from stockholders of the Company to demand a special meeting of SRT stockholders. Investors and security holders are urged to read the preliminary solicitation statement in its entirety, and the definitive solicitation statement and other relevant documents when they become available, because they will contain important information regarding the solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitation:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Marc Slavny, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.  Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary solicitation statement filed with the SEC on October 11, 2013.

Press Release

For Immediate Release

October 16, 2013

Centaurus Financial® Backs Movement to Allow Strategic Realty Trust Shareholders a Voice

Centaurus Financial® Throws Support Behind a Group of Concerned Shareholders of Strategic Realty Trust that Will Advocate for a Shareholders’ Meeting and a New Board Comprised of All Independent Directors

Anaheim, CA – Centaurus Financial® will participate in a campaign to solicit written requests from shareholders in an effort to require the Board of Directors of Strategic Realty Trust (“SRT” or “Trust”) to call a special meeting of shareholders and give the shareholders a voice in the management of their investment. Over the last year, a “special committee” of the board has asserted control over the management of the Trust and made a series of dramatic and controversial decisions that Centaurus Financial believes have fundamentally shifted the strategic direction of the Trust without shareholder input or approval. In addition, the Board has denied shareholders the opportunity to voice their concerns over this dramatic shift by refusing to schedule the 2013 annual shareholders’ meeting for the Trust. The management of Centaurus http://www.centaurusfinancial.com/cfi/Financial was compelled to support a campaign to allow shareholders a voice because they believe this effort will empower shareholders and help protect investors from what amounts to a hostile takeover of the Trust by three directors.  Unfortunately, Centaurus Financialhttp://www.centaurusfinancial.com/cfi/ was left with the stark choice of sitting idle and hoping for the best, or throwing financial and administrative support behind an effort that will give shareholders a voice and a vote by requiring the current Board to call a special shareholders’ meeting and stand for election.

Three Directors Took Control of the Trust through a “Special Committee” and Have Refused to Call the Annual Shareholder Meeting

In mid-2012, three directors of SRT - Jeffrey Rogers, Phil Levin and Jack Maier - formed a “special committee” (“Special Committee”) which allowed them to effectively take over control of the management of SRT. None of these three directors have stood for election with shareholders this year and the directors have refused to call an annual shareholders’ meeting for over 15 months without meaningful explanation.

Ron King, the Chairman and CEO of Centaurus Financial, expressed his concern about the Special Committee’s takeover of the Trust. “I’ve been in this business for over forty years and it would be hard for me to recall a situation marked by such controversial strategic decisions in which the Board has steadfastly refused to allow shareholders an opportunity to weigh in. I think this so-called Special Committee has taken over the management of this Trust and delivered nothing but extreme and controversial decisions over the last year, only highlighted by their decision to authorize an increase in their own directors’ fees while simultaneously eliminating dividend payments to the shareholders – the very people that provided the capital to build their company. Our goal is quite simple, we believe shareholders should be given the opportunity to vote their shares and either endorse the decisions made by this Special Committee or choose to pursue another direction by electing new leadership.”

The Special Committee has Presided Over a Period Marked By Extreme and Controversial Decisions Without Asking for Shareholder Support

Some examples of the extreme and controversial decisions made during the tenure of this Board include: eliminating dividend payments to shareholders entirely, terminating Thompson National Properties (“TNP”) as advisor to the Trust, terminating TNP as property manager on performing properties, engaging a new real estate advisor and entering into a new advisory agreement with a lower performance hurdle rate with Glenborough, paying a consulting fee of up to $90,000 per month to Glenborough in addition to the standard ongoing advisory fee paid to TNP, allowing Glenborough to purchase equity in five properties at below market value, returning at least one property to a lender, increasing their director fees dramatically and allowing expenses of the Trust to escalate rapidly. Centaurus Financial takes the position that shareholders should be given the opportunity to vote on the performance of the Board and have a voice in determining whether this Board has been a good steward of their hard-earned dollars. By their refusal to call the annual meeting, this Board refuses to give them that voice, so we are joining with other concerned parties in an effort to require this Board to give shareholders a voice and a vote on the direction of the Trust.

Returning Value to Shareholders

When these three directors took effective control of the Trust in mid-2012, the Trust was successfully raising and deploying capital obtained through its initial public offering of shares, had acquired a sizable portfolio at attractive valuations totaling over $220 million in acquisition value, and was executing its known “value-add” real estate strategy of acquiring grocery-anchored shopping centers. Despite the Trust achieving these successful milestones, these three directors stepped in and we believe dramatically altered the strategic direction of the Trust to the detriment of shareholders. Since forming the current Special Committee, these directors have made a series of decisions that in our view have taken the Trust off course, increasing expenses dramatically and endangering what we believe can still be an attractive investment for shareholders with the right leadership in place.

Mr. King expressed his view on the benefits of installing a new Board to manage the Trust. “This Trust acquired properties in line with its strategy at a good entry point in the real estate cycle, particularly in this asset class. We believe this investment can still perform for investors, but not with the current Board in place with their track record of questionable decisions and low level of transparency. That’s why we are asking that the Board step down and be replaced by a more competent and qualified new slate of directors dedicated to ensuring proper oversight and management of this Trust going forward. I believe it’s time for these directors to go. Importantly, the new slate of directors that we are supporting does not include, and are independent from both, Tony Thompson and Andy Batinovich.”

For these reasons and others, Centaurus Financial will support a call for a special meeting of shareholders to give shareholders a vote and will advocate for the election of a new slate of highly-qualified, fully independent directors to lead the Trust back to prosperity.

Important Additional Information Regarding the Solicitation

This press release is not a solicitation of proxies, consents or requests, and stockholders are not being asked to provide proxies, consents or requests to the SRT Stockholders Coalition (the “Coalition”) at this time. Any solicitation of proxies, consents or requests will only be pursuant to a proxy statement and other proxy materials to be filed with the Securities and Exchange Commission (the “SEC”) at a later date.

In connection with its solicitation of written requests (the “solicitation”) to demand a special meeting of stockholders of SRT, the Coalition has filed a preliminary solicitation statement with the SEC to solicit written requests from stockholders of the Company to demand a special meeting of SRT stockholders. Investors and security holders are urged to read the preliminary solicitation statement in its entirety, and the definitive solicitation statement and other relevant documents when they become available, because they will contain important information regarding the solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitation: Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Marc Slavny, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary solicitation statement filed with the SEC on October 11, 2013.

About Centaurus Financial

Centaurus Financial, Inc.® is a leading independent broker/dealer licensed to offer securities and insurance products in all fifty states. Centaurus is registered with the Securities & Exchange Commission and is a member of both FINRA (Financial Industry

Regulatory Authority) and SIPC (the Securities Investor Protection Corporation).  For registered representatives, insurance agents or financial advisors interested in joining one of the leading independent broker-dealers in the country, please visit Centaurus Financial’s website for financial professionals at www.joincfi.com or contact Kathy Swindell or Kurt Moseley at (800) 880-4234.

October 16, 2013

Re: Solicitation of Written Requests to Call a Special Meeting of Shareholders for Strategic Realty Trust

Dear Valued Centaurus Representatives:

Centaurus initially worked with the heads of a group of Broker-Dealers to leverage our influence with the current Board of Directors of Strategic Realty Trust (“SRT” or “Trust”).  We hoped to convince the Board to consider taking certain actions that we believed would benefit shareholders of the Trust, avoid unnecessary legal costs and put the Trust back on a path to prosperity. Unfortunately, our efforts were to no avail as the Board dismissed our input entirely and proceeded down a path of their own. As you know, I have made it my highest priority to ensure that our customers and your clients are given a voice in the ongoing material matters governing this Trust.

In order to achieve our goal, Centaurus has thrown its financial and administrative support behind an effort to gather written requests from shareholders in order to force the current Board to call a special shareholders’ meeting in order to replace the existing Board with a new slate of directors that are highly qualified and completely - some would argue fiercely - independent.

By way of background, you will recall that in mid-2012, three directors of SRT - Jeffrey Rogers, Phil Levin and Jack Maier - formed a “special committee” which allowed them to effectively take over control of the management of the Trust.  Since that time, we believe the Trust has gone from steadily delivering on its stated objectives to a sub-standard, underperforming investment.  This transition has been led by a group of directors, two of which have never stood for election with shareholders, who now have refused to call an annual shareholders’ meeting for over fifteen (15) months without meaningful explanation.  Further, this Special Committee has made a series of extreme and controversial decisions that they should take responsibility for and explain to shareholders, something they’ve been unwilling to do up until this point.  Some examples of these controversial decisions include: eliminating dividend payments to shareholders entirely, terminating Thompson National Properties (“TNP”) as advisor to the Trust, terminating TNP as property manager on performing properties, engaging a new real estate advisor and entering into a new advisory agreement with a lower performance hurdle rate with Glenborough, paying a consulting fee of up to $90,000 per month to Glenborough in addition to the standard ongoing advisory fee paid to TNP, allowing Glenborough to purchase equity in five properties at below market value, returning at least one property to a lender, increasing their director fees dramatically and allowing expenses of the Trust to escalate rapidly.  As a result, Centaurus was left with the stark choice of sitting idle and hoping for the best, or throwing support behind an effort that will give shareholders a voice by requiring the current board to call a shareholder meeting and stand for election.

To facilitate this effort and give the shareholders a voice, a group of concerned shareholders have come together and formed an informal group called the SRT Shareholders Coalition (“Coalition”). You can visit the SRT Shareholders Coalition website to see the massive unified effort being waged by these concerned shareholders to take back control of this investment. http://www.protectourinvestment.org

The Coalition’s mission is straightforward, to replace the current board of directors with a capable and responsible new slate dedicated to ensuring proper oversight and management of this $200 million enterprise. The Coalition, with input and guidance from Centaurus, carefully selected and now recommends a new slate of directors consisting of Todd Spitzer, Dianne Salvagno Costa, Mike Karas, Jerome Hagley and Marshall Karr.  We think the new independent slate possesses the principles that are critically important to the shareholders’ investment: accountability, competence, and shareholder representation. The Bios of the new slate can be viewed at the aforementioned coalition website and we believe you will find their credentials to be impeccable.

While Centaurus will support the new slate of directors described above, it is perhaps more important that we provide shareholders of SRT with a voice in choosing their leadership. This is best achieved through a shareholders’ meeting.  That is why Centaurus has joined with the Coalition as a participant in filing a preliminary solicitation statement with the SEC to solicit written requests from stockholders of SRT to demand a special meeting of SRT stockholders.  We believe this is a critical first step in protecting our customers’ investment and allowing them to have a voice in the stewardship of their hard-earned dollars.

Calling the shareholders’ meeting is the first step in the process. If we are successful in forcing the Board to call a shareholders’ meeting, we will support the new slate of directors described above.  Importantly, the new slate of directors that we are supporting does not include, and are independent of, Tony Thompson and Andrew Batinovich.

In order to be successful throughout this endeavor, we will need your support and we hope you will back our efforts.  The campaign to install new leadership will be a two-step process. First, since the current Board will not call the regular meeting of shareholders, we will need to force a shareholders’ meeting.  Centaurus has participated in the filing of a preliminary proxy statement that asks shareholders to request a special meeting. The preliminary statement is subject to review by the SEC. Once we are cleared of any SEC review, we will send a solicitation statement to the SRT stockholders soliciting written requests to call a meeting.  If we collect written requests from 10% of the voting shares, then we can demand that SRT call a special meeting. Second, once a meeting is called, a campaign to elect directors will commence. It is likely that this campaign will be vigorously pursued by both sides, including the current incumbent Board. Once the campaign to elect directors begins, we will keep you informed regarding what your clients will be receiving, what resources are available to them and how you can assist your clients in this process.

If you have any questions, please do not hesitate to call me, Paul King, Brian Harlan or Michael Tootle in the Centaurus Home Office.  We appreciate all of the support we have received in this endeavor and we hope we are successful in our efforts to secure the value of your clients’ investment.  Please stay tuned as we expect to provide more details as this process unfolds.

Sincerely,

Ron King

Important Additional Information Regarding the Solicitation

This letter is not a solicitation of proxies, consents or requests, and stockholders are not being asked to provide proxies, consents or requests to the SRT Shareholders Coalition (the “Coalition”) at this time. Any solicitation of proxies, consents or requests will only be pursuant to a proxy statement and other proxy materials to be filed with the Securities and Exchange Commission (the “SEC”) at a later date.

In connection with its solicitation of written requests (the “solicitation”) to demand a special meeting of stockholders of SRT, the Coalition has filed a preliminary solicitation statement with the SEC to solicit written requests from stockholders of the Company to demand a special meeting of SRT stockholders. Investors and security holders are urged to read the preliminary solicitation statement in its entirety, and the definitive solicitation statement and other relevant documents when they become available, because they will contain important information regarding the solicitation. The preliminary and definitive solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the solicitation:  Dianne Costa, Jerome Hagley, Michael Karas, Marshall Karr, Todd Spitzer, Anthony Thompson, Tina Aldatz, Bernece Davis, Robert Hoh, James Ronald King Sr., David Larsen, John Skeffington, Marc Slavny, Sharon Thompson, Centaurus Financial Inc. and Thompson National Properties, LLC.  Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary solicitation statement filed with the SEC on October 11, 2013.